UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2010

STAPLES, INC.

(Exact name of registrant as specified in charter)

Delaware	0-17586	04-2896127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Hundred Staples Drive, Framingham, MA	01702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 508-253-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement;
Item 1.02	Termination of a Material Definitive Agreement; and
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 4, 2010, Staples, Inc. entered into a new Credit Agreement (the “New Credit Agreement” or “Agreement”) with Bank of America, N.A, as Administrative Agent and other lending institutions named therein. The New Credit Agreement replaces the Amended and Restated Revolving Credit Agreement dated as of October 13, 2006, as amended, which provided for a maximum borrowing of $750.0 million and was due to expire in October 2011 (the “Prior Agreement”). As of November 4, 2010, no borrowings were outstanding under the Prior Agreement.

The New Credit Agreement provides for a maximum borrowing of $1.0 billion which pursuant to an accordion feature may be increased to $1.5 billion upon the request of Staples and the agreement of the lenders participating in the increase.  Borrowings made pursuant to the New Credit Agreement may be syndicated loans, swing line loans, multicurrency loans, or letters of credit, the combined sum of which may not exceed the maximum borrowing amount.  Amounts borrowed under the New Credit Agreement may be borrowed, repaid, and reborrowed from time to time until November 4, 2014.  The New Credit Agreement will serve as a backstop to Staples’ commercial paper program.

Borrowings made pursuant to the New Credit Agreement as syndicated loans will bear interest at a rate equal to (i) the eurocurrency rate (a publicly published rate) plus a percentage spread based on Staples’ credit rating and fixed charge coverage ratio, or (ii) the base rate (determined as the highest of (a) Bank of America’s prime rate, (b) the Federal Funds rate plus 0.50% and (c) the one month LIBOR rate plus 1.00%) plus a percentage spread based on the Staples’ credit rating and fixed charge coverage ratio.  Each swing line loan will bear interest at the base rate plus a percentage spread based on Staples’ credit rating and fixed charge coverage ratio.  Each multicurrency loan will bear interest at the relevant published reference rate for the currency borrowed plus a percentage spread based on Staples’ credit rating and fixed charge coverage ratio.  Staples’ will pay a fee ranging from 0.425% to 1.65% for letters of credit depending on the type of letter of credit and Staples’ credit rating and fixed charge coverage ratio.  Under the Agreement, Staples also agrees to pay a facility fee at rates that range from 0.15% to 0.35% per annum depending on Staples’ credit rating and fixed charge coverage ratio.  Staples may select interest periods of one, two, three or six months for eurocurrency loans, subject to availability.  Interest will be payable at the end of the selected interest period, but no less frequently than quarterly.

The New Credit Agreement is unsecured and ranks pari passu with Staples’ public notes and other indebtedness.  The borrowings under this New Credit Agreement are unconditionally guaranteed on an unsecured unsubordinated basis by the same subsidiaries that guarantee Staples’ publicly issued notes and its commercial paper program.

The New Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on Staples and its subsidiaries with respect to indebtedness, liens, investments, distributions, mergers and acquisitions, disposition of assets, sale-leaseback transactions, subordinated debt, and transactions with affiliates.  The covenants permit Staples to use proceeds of the credit loans for working capital and capital expenditures and for all other lawful corporate purposes, including payment of dividends, acquisitions of assets and capital stock of other companies and share repurchases, and to provide liquidity in connection with the commercial paper program, in each case to the extent permitted in the Agreement.  The Agreement also contains financial covenants that require Staples to maintain a minimum fixed charge coverage ratio of 1.5 and a maximum adjusted funded debt to total capitalization ratio of 0.75.

The New Credit Agreement provides for customary events of default with corresponding grace periods, including failure to pay any principal or interest when due, failure to comply with covenants, any material representation or warranty made by Staples proving to be false in any material respect, certain insolvency or receivership events affecting Staples or its significant subsidiaries, defaults relating to other indebtedness of at least $75 million in the aggregate and a change in control of Staples (as defined in the Agreement). In the event of a default by Staples, the Administrative Agent may, and at the request of the requisite number of lenders shall, declare all obligations under the Agreement immediately due and payable, terminate the lenders’ commitments to make loans under the Agreement, and enforce any and all rights of the lenders or Administrative Agent under the Agreement and related documents. For certain events of default related to insolvency and receivership, the commitments of lenders will be automatically terminated and all outstanding obligations of Staples will become immediately due and payable.

Certain of the lenders party to the New Credit Agreement, and their respective affiliates, have performed, and may in the future perform, for Staples and its subsidiaries various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expenses.

Item 9.01     Financial Statements and Exhibits

The exhibits listed on the Exhibit Index immediately preceding such exhibits are filed as part of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 4, 2010	Staples, Inc.

		By:	/s/ Mark A. Weiss
Mark A. Weiss Vice President and Assistant General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1

Credit Agreement, dated November 4, 2010, by and among Staples, Inc., the lenders named therein, Bank of America, N.A., as Administrative Agent, Barclays Capital and HSBC Bank USA, National Association, as Co-Syndication Agents, and Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Documentation Agents, with Merrill Lynch, Pierce Fenner & Smith Incorporated, Barclays Capital and HSBC Securities (USA) Inc. having acted as joint lead arrangers and joint bookrunners (including schedules and exhibits).